Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122737 on Form S-8 of our report dated March 23, 2005, relating to the consolidated financial statements of Copano Energy, L.L.C., (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting for goodwill and intangible assets and, effective July 1, 2003, the changes in accounting for financial instruments with characteristics of both liabilities and equity) and our report dated March 29, 2005, relating to the financial statements of Webb/Duval Gatherers, appearing in this Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Houston, Texas
March 31, 2005